SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -------------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                          Lightscape Technologies Inc.
                          ----------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                   53227B 101
                                   ----------
                                 (CUSIP Number)

                                July 31, 2009
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            |_|   Rule 13d-1(b)
            |X|   Rule 13d-1(c)
            |_|   Rule 13d-1(d)

----------
  * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
CUSIP No. 53227B 101                13G                        Page 2 of 9 Pages
================================================================================
(1)  NAMES OR REPORTING PERSONS

      Grossman Family 1 LLC
--------------------------------------------------------------------------------
(2)  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               (5) SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6) SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,535,793
  OWNED BY     -----------------------------------------------------------------
    EACH       (7) SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER

                     3,535,793
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,535,793
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.3%

--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                     PN
================================================================================

================================================================================
CUSIP No. 53227B 101                13G                        Page 3 of 9 Pages
================================================================================
(1)  NAMES OR REPORTING PERSONS

      Grossman Family (2006) Trust
--------------------------------------------------------------------------------
(2)  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               (5) SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6) SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,535,793
  OWNED BY     -----------------------------------------------------------------
    EACH       (7) SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER

                     3,535,793
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,535,793
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.3%

--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                     OO
================================================================================

================================================================================
CUSIP No. 53227B 101                13G                        Page 4 of 9 Pages
================================================================================
(1)  NAMES OR REPORTING PERSONS

      Neal Brickman
--------------------------------------------------------------------------------
(2)  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               (5) SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6) SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,535,793
  OWNED BY     -----------------------------------------------------------------
    EACH       (7) SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER

                     3,535,793
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,535,793
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.3%

--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                     IN
================================================================================

================================================================================
CUSIP No. 53227B 101                13G                        Page 5 of 9 Pages
================================================================================
(1)  NAMES OR REPORTING PERSONS

      Thomas R. Grossman
--------------------------------------------------------------------------------
(2)  CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               (5) SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6) SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,535,793
  OWNED BY     -----------------------------------------------------------------
    EACH       (7) SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER

                     3,535,793
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,535,793
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.3%

--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                     IN
================================================================================

ITEM 1(a).  NAME OF ISSUER:

            Lightscape Technologies Inc., a Nevada Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            18/F., 318 Hennessy Road, W Square
            Wanchai, Hong Kong 0000000

ITEM 2(a).  NAME OF PERSON FILING:

            Grossman Family 1 LLC
            Grossman Family (2006) Trust
            Neal Brickman
            Thomas R. Grossman

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
            RESIDENCE:

            c/o Neal Brickman-Trustee
            Law Office of Neal Brickman
            317 Madison Avenue-21st Floor
            New York, NY 10017

ITEM 2(c).  CITIZENSHIP:

            Grossman Family 1 LLC and Grossman Family (2006) Trust are organized and existing in Delaware.

            Messrs. Brickman and Grossman are United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.001 par value per share

ITEM 2(e)   CUSIP NUMBER:

            53227B 101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  |_| Broker or dealer registered under Section 15 of the Act;

     (b)  |_| Bank as defined in Section 3(a)(6) of the Act;

     (c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act;

     (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940;

     (e)  |_| Investment Adviser in accordance with SS.240.13d- 1(b)(1)(ii)(E);

     (f) |_| Employee Benefit Plan or Endowment Fund in accordance with SS.240.13d-1(b)(1)(ii)(F);

     (g)  |_| Parent holding company, in accordance with SS.240.13d-
          1(b)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  |_| A non-US institution in accordance with SS.240.13d-
          1(b)(1)(ii)(J);

     (k)  |_| Group, in accordance with SS.240.13d-1(b)(1)(ii)(K).

If filing as a non-US institution in accordance with SS.240.13d- 1(b)(1)(ii)(J), please specify type of institution: not applicable.


ITEM 4. OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a) Amount Beneficially Owned:

       Grossman Family 1 LLC: 3,535,793
       Grossman Family (2006) Trust: 3,535,793
       Neal Brickman: 3,535,793
       Thomas R. Grossman: 3,535,793

   (b) Percent of Class:

       Grossman Family 1 LLC: 6.3%*
       Grossman Family (2006) Trust: 6.3%*
       Neal Brickman: 6.3%*
       Thomas R. Grossman: 6.3%*

       * This percentage was calculated based upon the Shares issued and outstanding as of June 30, 2009, as reporter on the Issuer's annual report on Form 10-K filed with the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2009.

   (c) Number of shares as to which each such person has:

      (i)   Sole power to vote or to direct the vote

            Grossman Family 1 LLC: 0
            Grossman Family (2006) Trust: 0
            Neal Brickman: 0
            Thomas R. Grossman: 0

      (ii)  Shared power to vote or to direct the vote

            Grossman Family 1 LLC: 3,535,793
            Grossman Family (2006) Trust: 3,535,793
            Neal Brickman: 3,535,793
            Thomas R. Grossman: 3,535,793

      (iii) Sole power to dispose or to direct the disposition of

            Grossman Family 1 LLC: 0
            Grossman Family (2006) Trust: 0
            Neal Brickman: 0
            Thomas R. Grossman: 0

      (iv)  Shared power to dispose or to direct the disposition of

            Grossman Family 1 LLC: 3,535,793
            Grossman Family (2006) Trust: 3,535,793
            Neal Brickman: 3,535,793
            Thomas R. Grossman: 3,535,793

Grossman Family (2006) Trust owns 100% Grossman Family 1 LLC. Neal Brickman is the trustee, and Thomas R. Grossman is the investment manager, of Grossman Family (2006) Trust.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following | |

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         The Reporting Persons may be deemed to constitute a group with one another pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 7, 2009


GROSSMAN FAMILY 1 LLC

By: Grossman Family (2006) Trust, its sole member

By:    /s/ Neal Brickman
       ------------------------------------------------
Name:  Neal Brickman
Title: Trustee



GROSSMAN FAMILY (2006) TRUST

By:    /s/ Neal Brickman
       ------------------------------------------------
Name:  Neal Brickman
Title: Trustee



NEAL BRICKMAN

/s/ Neal Brickman
-------------------------------------------------------



THOMAS R. GROSSMAN

/s/ Thomas R. Grossman
-------------------------------------------------------


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Lightscape Technologies Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Date: August 7, 2009


GROSSMAN FAMILY 1 LLC

By: Grossman Family (2006) Trust, its sole member

By:    /s/ Neal Brickman
       ------------------------------------------------
Name:  Neal Brickman
Title: Trustee



GROSSMAN FAMILY (2006) TRUST

By:    /s/ Neal Brickman
       ------------------------------------------------
Name:  Neal Brickman
Title: Trustee



NEAL BRICKMAN

/s/ Neal Brickman
-------------------------------------------------------



THOMAS R. GROSSMAN

/s/ Thomas R. Grossman
-------------------------------------------------------